Exhibit 10.21

ITUS

CORPORATION

October 17, 2016

Mr. Mike Catelani

Re: Employment - CFO Position ITUS Corporation

Dear Mike:

We are pleased to extend you an offer for full time employment at ITUS Corporation (the "Company") as Chief Financial Officer. As we discussed, our current CFO is on part time status, and will be retiring on December 31, 2016. We would like you to join the Company as of November 1, 2016 as CFO.

1.   Your annual starting salary will be $150,000/year.

2.   We shall request that the Company's Compensation Committee to grant You options to purchase fifty thousand (50,000) shares of the Company's stock, which will vest in quarterly installments over a three (3) year period, with the one third (1/3) of the options vesting on the one year anniversary of your first day of employment, and the remaining two thirds (2/3) vesting quarterly over the remaining two (2) year period. The strike price of the options shall be the closing share price of ITUS's common stock on the day that your options are approved by the Company's Compensation Committee.

3.   You will get 2 weeks of paid vacation per year to start, which will increase to 3 weeks after your first 3 years of employment;

4.   The company will provide medical insurance coverage for you, which will begin 30 days after your start date. Our current policy is to not require employee contribution towards medical insurance, but that may change over time;

5.   As CFO, your responsibilities will include:

a.    Maintenance of the Company's books and records;

b.     Preparation of financial statements and tax returns for the Company and its subsidiary companies;

c.     Preparation of all public filings on behalf of the Company, including 10Q's, 10K's, 8K's, Prospectuses, Registration Statements, Proxy Statements, Annual Reports, and other filings;

d.    Working with the Company's outside corporate counsel and the Company's auditors to implement and maintain all policies and procedures to ensure that the Company maintains compliance with GAAP, Sarbanes Oxley, Federal and State securities rules and regulations, NASDAQ rules and regulations, and all other applicable laws, rules and regulations;

e.     Managing the Company's cash, including the payment of the Company's bills, investing the Company's excess cash, and preparing such cash projections and pro forms financial statements as may be requested from time to time;

f.     Such other activities as may be reasonably requested from time to time.

Please let me know if you have any questions, and confirm that these terms meet with your approval. We look forward to you coming on board.

Thank you.

Sincerely,

/s/ Robert Berman

Robert Berman

CEO and President

cc: Dr. Amit Kumar

Agreed and accepted:

/s/ Michael Catelani

Michael Catelani